Exhibit 10.22

IOMEGA

Revised

September 24, 1997

John L. Conely Sr.
1217 Pinehurst Road
Chula Vista, CA 91915

Dear John:

Iomega is pleased to confirm your offer of employment as Vice President, Operations for the Personal Storage Division, reporting to Ted Briscoe at our Corporate Headquarters in Roy, Utah. This offer of employment is contingent upon the receipt of satisfactory references, which are currently pending. The annual compensation will be $188,000, paid on a bi-weekly basis. We would like your employment to begin on October 13, 1997.

Your compensation package also includes:

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  A benefits package encompassing hospitalization, major medical and dental coverage, 401(k) retirement plan, vacation and holidays, and educational assistance.

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  Eighty hours of PTO credited to your account.

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  A comprehensive Relocation Package E (attached).

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  A $20,000 sign on bonus (minus applicable withholding taxes) to be paid after sixty (60) days of employment.

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  Pending board approval, an option to purchase 15,000 shares of Iomega stock with an exercise price equal to the Fair Market Value on your start date. The Fair Market Value of the stock is determined by the average of the high and low price on the day that you begin work. These option shares will vest in four increments, 25% of your first anniversary, and 25% on the three anniversaries thereafter.

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  Eligible to participate in the Iomega Executive Incentive Bonus Program at 40% of your annual salary. A minimum bonus of $25,000 (gross) for the calendar year 1997 will be paid out during March 1998.

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  Eligible to participate in the Executive Life Insurance Program at two (2) times the annual base salary, subject to medical underwriting.

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  Eligible to participate in the Executive Long Term Disability Program.

The commencement of your employment is contingent upon your acceptance of this offer and the terms and conditions described in this letter, your signature to the enclosed Agreement, and proof of your eligibility to work in the United States. As you will note, this offer for a position constitutes an at-will relationship with Iomega. This means that both you and Iomega share the right to sever the employment relationship at any time, far any reason or no reason, and with or without notice. Additionally, it is Iomega's policy that all potential employees and employees who have started employment, but have not yet submitted to the test, successfully pass a drug screen. The actual test date is at Iomega's discretion. Please return the drug screen confirmation, which you should have received on the day of your interview, with your New Hire Information Packet on your first day of employment.

We are looking forward to you joining Iomega. Please fax a copy of the signed offer letter (indicating the date you will begin work) and relocation agreement to me at (801) 778-4210. In the meantime, if you have any questions, please contact me at (801) 778-3228.

Sincerely,

/s/ Lee Woodward

Lee Woodward
Human Resources Generalist

/s/ John L. Conely Sr. Signed and Accepted	10/1/97 Date	10/20/97 Start Date

Enclosures
Offer expires: Friday, September 26, 1997.